EXHIBIT 21.1

NAME AND JURISDICTION OF SUBSIDIARIES

State or other jurisdiction of
Name of Subsidiary	incorporation

Global eXchange Services, Inc.	Delaware
Global eXchange Services AG	Switzerland
Global eXchange Services A/S (Norway)	Norway
Global eXchange Services de Mexico, S.A. de C.V.	Mexico
Global eXchange Services GmbH (Austria)	Austria
Global eXchange Services Holdings, Inc.	Delaware
GXS International, Inc.	Delaware
Acquisition UK Limited	United Kingdom
Global eXchange Services Limited	United Kingdom
International Network Services, Ltd.	United Kingdom
Global eXchange Services (Australia) Pty Ltd.	Australia
Business Commerce (HK) Limited*	Hong Kong
Business Commerce (Shanghai) Software Development Limited*	China
EC1 Pte. Ltd.*	Singapore
Global eXchange Services ApS (Denmark)	Denmark
Global eXchange Services B.V	Netherlands
Global eXchange Services do Brasil Ltda.	Brazil
InterCommerce Gateway, Inc.	Philippines
Global eXchange Services Japan Corporation	Japan
Global eXchange Services GmbH (Germany)	Germany
GXS India Technology Centre Limited	India
GXS Software Development Philippines Inc.	Philippines
Global eXchange Services Canada, Inc.	Canada
Global eXchange Services (Korea) Inc.	Korea
Global eXchange Services (Thailand) Ltd.	Thailand
Global eXchange Services S.A.	Belgium
Global eXchange Services S.A. (France)	France
Global eXchange Services SpA	Italy
GXS (Sweden) AB	Sweden

All of these subsidiaries are doing business only under the name specified in their charters, except:

*	Business Commerce (HK) Limited, Business Commerce (Shanghai) Software Development Limited and EC1 Pte. Ltd. use the trade name Global eXchange Services when doing business.